Exhibit 99.1

AITX’s Subsidiary, Robotic Assistance Devices, Announces Worksite Safety AI Analytic

RAD’s Advanced AI Empowers Businesses to Improve Worker Safety & Compliance

Detroit, Michigan, July 20, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced a new analytic to their growing AI-based asset library. This new AI analytic detects the presence, and non-presence of personal protective equipment (PPE).

A demonstration is now available featuring streaming video captured by RAD ROSA™ devices autonomously detecting the presence of PPE in its field of view. View the demonstration video by clicking this link.

“As usual we created this analytic in response to client requests,” said Steve Reinharz, CEO of AITX and RAD. “Organizations and persons required to follow OSHA regulations often run afoul of those requirements due to the difficulty of enforcing basic use of PPE. This has resulted in escalating compliance fines as well as often unnecessary injury to workers. Construction sites and industrial factories are the target market for this analytic. Since our ROSS solution can apply this to existing cameras, much like our firearm detection analytic, we expect clients to use a combination of existing cameras and RAD devices to provide employee PPE protection all the while we run other appropriate analytics for security. It’s quite exciting to us.”

OSHA regulations require employers to provide PPE to each employee, depending on their job duties and position. PPE typically consists of gear worn to reduce the risk of severe workplace injuries and illnesses resulting from exposure to various hazards. Among the typical PPE used in workplaces are safety hard hats and protective clothing such as high visibility vests. OSHA suggests that a workplace’s PPE program be periodically reviewed, updated, and evaluated.

Reinharz added, “With this PPE detection and our proven loitering and trespassing analytics, we’re about to roll out a targeted penetration into the U.S. construction industry with our safety and security solutions. There are over 750,000 construction employers needing to ensure the safety of over 7.5 million employees. We’d be more than happy to help them.”

Traumatic Brain Injury (TBI), a common occupational injury, accounts for between 20% and 25% of work-related trauma. The construction industry has experienced the greatest number of both fatal and nonfatal work-related TBI among U.S. workplaces. From 2003 to 2010, 2,210 construction workers died because of a TBI. These deaths represented 25% of all construction fatalities and 24% of all work-related TBI fatalities among all industries during that period.

When a hazard in the workplace poses a potential risk of injury or death, and the business owner or manager fails to address it, OSHA deems it a ‘serious violation’. The fines imposed depend on the gravity of the violation and may go as high as $13,653 for each occurrence. If the violation is repeated within three years, the company will be subject to more severe penalties from OSHA, reaching up to $145,027. In 2020, OSHA conducted around 20,000 inspections and issued over $1.1 billion in fines for violations of all types.

“Failing to comply with stringent OSHA PPE regulations can be very costly to employers who can’t document their compliance or performance,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “With RAD’s secure cloud-based data storage network, employers can now easily gather their PPE compliance data.”

The Company noted that this new advanced AI feature will be available for activation upon request on all RAD security device platforms including ROSS™, RAD’s software-based video management application. PPE detection functionality will be included at no additional charge for ROSA and RIO™ deployments.

“RAD’s sales pipeline has many large opportunities in the construction sector waiting for the release of this PPE analytic,” added Folmer. “This announcement is expected to move these through at an accelerated pace, resulting in possible additions to our recurring monthly revenue numbers.”

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060
@SteveReinharz